Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements No. 333-275055 and No. 333‑275054 on Form S-3 and Registration Statements No. 333-261809 and No. 333-258176 on Form S-8 of FirstSun Capital Bancorp of our report dated March 6, 2024 on the 2023 consolidated financial statements of HomeStreet, Inc. and Subsidiaries (the Company) and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2023, which is included in this Current Report on Form 8-K.

/s/ Crowe LLP
Los Angeles, California
March 8, 2024